UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 28, 2012

Cortland Bancorp

(Exact name of registrant specified in its charter)

Ohio	000-13814	34-1451118
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

194 West Main Street, Cortland, Ohio		44410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (330) 637-8040

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers.

On September 28, 2012 Cortland Bancorp entered into severance agreements with four executives:

•	Timothy Carney, Executive Vice President and Chief Operating Officer

•	Stanley P. Feret, Senior Vice President and Chief Lending Officer

•	James M. Gasior, President and Chief Executive Officer

•	David J. Lucido, Senior Vice President and Chief Financial Officer

Messrs. Carney and Gasior. The severance agreements supersede and replace the existing severance contracts of Messrs. Carney and Gasior, providing for an enhanced benefit of 2.99 times compensation if a change in control occurs, rather than the benefit of 1.0 times compensation provided by their superseded severance contracts.

Mr. Feret. Mr. Feret’s June 1, 2010 severance contract had expired as of June 1, 2012. Unlike his expired severance contract, Mr. Feret’s new severance agreement entered into on September 28, 2012 is similar to that of Messrs. Carney and Gasior, except that (x) the change-in-control benefit is 2.0 times compensation and (y) the change-in-control benefit is payable if and only if Mr. Feret’s employment is terminated within 24 months after a change in control, whether because of involuntary termination by Cortland Bancorp without cause or voluntary termination by Mr. Feret because of a material adverse change in employment circumstances to which he did not consent in advance.

Mr. Lucido. Mr. Lucido’s June 1, 2010 severance contract has not expired, has a three-year term that extends for one additional year on each anniversary of the June 1, 2010 effective date, unless the board gives Mr. Lucido notice that the contract will not be extended, and therefore currently has a term that expires on June 1, 2015. Mr. Lucido’s existing June 1, 2010 severance contract provides for a benefit of 1.0 times compensation, payable if a change in control of Cortland Bancorp occurs, regardless of whether employment termination also occurs. Desiring to increase Mr. Lucido’s severance contract benefit from 1.0 times compensation to 2.0 times compensation, the board took two actions that will, in combination, provide a change-in-control benefit of 2.0 times compensation for Mr. Lucido. First, the board notified Mr. Lucido that his existing June 1, 2010 severance contract, providing for a benefit of 1.0 times compensation when a change in control occurs, will not be extended at the next anniversary date, on June 1, 2013. Accordingly, the existing severance contract will expire on June 1, 2015. Second, the board authorized entry into an additional, second severance agreement with Mr. Lucido. The second severance agreement also provides for a benefit of 1.0 times compensation, but only for the period ending on June 1, 2015, when the existing contract expires, and a benefit of 2.0 times compensation thereafter. Although the benefit under Mr. Lucido’s June 1, 2010 severance contract is payable if a change in control occurs, regardless of whether Mr. Lucido’s employment also terminates thereafter, the benefit under the second, additional contract is payable if and only if Mr. Lucido’s employment is terminated within 24 months after a change in control, whether because of involuntary termination by Cortland Bancorp without cause or voluntary termination by Mr. Lucido because of a material adverse change in employment circumstances to which he did not consent in advance.

Severance agreements of all four executives. The September 28, 2012 severance agreements of Messrs. Carney, Feret, Gasior, and Lucido include a prohibition against competition with Cortland Bancorp in Trumbull, Portage, or Mahoning Counties in Ohio for the one-year period after employment termination. By the terms of the noncompetition provisions of the severance agreements, each of the executives would receive a payment equal to 1.0 times compensation after employment termination, except that they will not be entitled to the payment if they have also received or are entitled to receive change-in-control benefits under the severance agreement or if their employment termination occurs after age 65 or on account of retirement.

The severance agreements also contain other common terms, including these –

•

four miscellaneous, noncash, benefits for employment termination occurring within two years after a change in control, specifically (1) continued club membership for three years, (2) tax and financial planning services for three years, (3) outplacement services for one year, and (4) medical, dental, accident, disability, and life insurance coverage for three years,

•	legal fee reimbursement of up to $500,000 if the severance agreement is challenged after a change in control,

•	an 80% modified Internal Revenue Code section 280G gross up benefit,

•	a three-year term, renewing automatically each year for one additional year.

The September 28, 2012 severance agreements of Messrs. Carney, Feret, Gasior, and Lucido are attached to this Form 8-K Current Report as exhibits. For reference purposes, the June 1, 2010 severance contract of Mr. Lucido is also included with this Form 8-K Current Report as an exhibit. The preceding summary of the agreements is qualified in its entirety by reference to the exhibits attached hereto.

Item 9.01(d) Exhibits

*10.31.1	Severance Agreement between Cortland Bancorp and Timothy Carney, dated September 28, 2012

*10.31.2	Severance Agreement between Cortland Bancorp and James M. Gasior, dated September 28, 2012

*10.31.3	Severance Agreement between Cortland Bancorp and David J. Lucido, dated September 28, 2012

*10.31.4	Severance Agreement between Cortland Bancorp and David J. Lucido, dated June 1, 2010

*10.34	Severance Agreement between Cortland Bancorp and Stanley P. Feret, dated September 28, 2012

*	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp

Date: October 3, 2012		/s/ David J. Lucido
David J. Lucido
	Its:	Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

*10.31.1	Severance Agreement between Cortland Bancorp and Timothy Carney, dated September 28, 2012

*10.31.2	Severance Agreement between Cortland Bancorp and James M. Gasior, dated September 28, 2012

*10.31.3	Severance Agreement between Cortland Bancorp and David J. Lucido, dated September 28, 2012

*10.31.4	Severance Agreement between Cortland Bancorp and David J. Lucido, dated June 1, 2010

*10.34	Severance Agreement between Cortland Bancorp and Stanley P. Feret, dated September 28, 2012

*	Management contract or compensatory plan or arrangement